Exhibit 10.09
SENIOR EXECUTIVE BONUS PLAN
1.	Purpose.
     The purpose of the Senior Executive Bonus Plan (“Plan”) is to motivate and reward that individual who is serving as the Chief Executive Officer (“CEO”) of Cadence Design Systems, Inc. (the “Company”) and the individuals who are part of the senior executive staff as designated by the CEO (collectively, the “Executives”) in order to improve the Company’s profitability and achieve the established corporate goals of the Company. Under the Plan, an Executive may be awarded for each fiscal year of the Company a performance bonus, described in Section 3 hereof, which is intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a discretionary bonus, described in Section 4 hereof, which is not intended to constitute performance-based compensation for purposes of Code Section 162(m).
2.	The Committee.
     The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) which shall consist of at least two independent directors of the Company who satisfy the requirements of Code Section 162(m). The Compensation Committee shall have the sole discretion and authority to administer and interpret the Plan in accordance with Code Section 162(m) as appropriate and the decisions of the Compensation Committee shall in every case be final and binding on all persons having an interest in the Plan.
3.	Performance Bonus Amounts.
     For each fiscal year, the performance bonus amount payable to each Executive under this Section 3 is intended to constitute performance-based compensation for purposes of Code Section 162(m) and shall be based on a target bonus, in turn based on one or more relevant performance criteria and the extent to which targets identified for such criteria are realized. The Compensation Committee shall, for each fiscal year, select the target bonus amount for each Executive, the relevant performance criteria, the respective targets for such criteria, and the bonus amounts payable depending upon if and the extent to which such targets are realized, in accordance with the following rules;
(i)	The relevant performance criteria shall include, either individually or in combination, applied to the Company as a whole or to individual units thereof, and measured either absolutely or relative to a designated group of comparable group of companies: (a) cash flow, (b) earnings per share (including earnings before interest, taxes and amortization), (c) return on equity, (d) total stockholder return, (e) return on capital, (f) return on assets or net assets, (g) revenue, (h) income or net income, (i) operating income or net operating income, (j) operating profit or net operating profit, (k) operating margin, (l) return on operating revenue, (m) market share, and (n) customer loyalty as measure by a customer loyalty index determined by an independent consultant expert in measuring such matters.

(ii)	As determined by the Compensation Committee, any given performance criterion may be measured over all or part of the fiscal year. If for a fiscal year the Compensation Committee determines to use only performance criteria measurable over the entire fiscal year, then it must identify in writing within ninety (90) days after the beginning of the fiscal year the target bonus, and the selected performance criteria and targets. If for any fiscal year the Compensation Committee determines to use at least one performance criterion to be measured over less than the entire fiscal year, then the performance bonus for the fiscal year shall be the bonus calculated for such short performance period or, if more than one performance period per fiscal year is involved, then the sum of the bonuses calculated separately for each short performance period ending with or within the fiscal year. In that case, on or before the date which represents 25 percent of the total number of days in such short performance period, the Compensation Committee shall identify in writing the target bonus, the selected performance criteria, and applicable to such period.

(iii)	The Compensation Committee may in its discretion direct that any performance bonus be reduced below the amount as calculated above, based on individual performance. Further, the Compensation Committee may in its discretion increase the amount of compensation otherwise payable to any executive upon satisfaction of the designated targets if such executive is not covered by Code Section 162(m).
4.	Discretionary Bonus.
     In addition to any performance bonus payable under Section 3 above, the Compensation Committee in its discretion may direct the payment of an additional amount to any Executive for any fiscal year. Such amount shall not constitute performance-based compensation for purposes of Code Section 162(m).
5.	The Payment of Bonuses.
     Notwithstanding the foregoing, the maximum aggregate amount payable under this Plan to any Executive for any fiscal year as a performance bonus shall be $5,000,000. The bonus or bonuses for a fiscal year (including all short performance periods ending with or within such year) shall be paid as soon as practicable following the determination of such bonuses following the end of such year or short performance period, as the case may be. No performance bonus under Section 3 hereof shall be paid unless and until the Compensation Committee makes a certification in writing that the performance criteria and targets have been satisfied as required by Code Section 162(m). Further, unless otherwise provided in a written agreement with an Executive, the Executive must be employed by the Company on the date that bonus payments are distributed for a fiscal year or short performance period, as the case may be, or have terminated employment prior to that time solely on account of death or disability. If an Executive is entitled to payment of a performance bonus under Section 3 hereof, but was not employed by the Company for the entire fiscal year or short performance period, as the case may be, he or she may, at the discretion of the Compensation Committee, receive a prorated amount of the bonus amount payable as though he or she were employed for the entire year determined as follows: (i) if the performance period for such bonus is the entire fiscal year, the full year bonus amount shall be multiplied by a fraction, the numerator of which is the number of days the Executive was employed by the Company during the fiscal year and the denominator of which is the number of days in the entire fiscal year; or (ii) if the bonus for the fiscal year represents the bonus or sum of bonuses computed separately for each short period within the fiscal year, then the bonus otherwise payable for each short period shall be multiplied by a fraction, the numerator of which is the number of days the Executive was employed by the Company during such short period and the denominator of which is the total number of days in such short period.
6.	Amendment and Termination.
     The Compensation Committee may terminate the Plan at any time, for any and no reason, and may also amend the Plan in order to reduce the amount of any Executive’s bonus payments at any time, for any or no reason.
7.	Clawback Policy.
     The Executives participating in the Plan and all amounts earned under the Plan on or after January 1, 2010 are subject to the Cadence Design Systems, Inc. Clawback Policy as in effect from time to time and the terms and conditions of which are hereby incorporated by reference into the Plan.

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